Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Gifts International Holdings Limited on Amendment No. 4 to Form F-1 (File No. 333-287861) of our report dated July 18, 2025, except for the change in the manner in Note 2, 3 and 13 to the consolidated and combined financial statements, as to which the date is August 1, 2025, and further amendment in Note 2, as to which the date is August 15, 2025, with respect to our audits of the consolidated and combined financial statements of Gifts International Holdings Limited and Subsidiaries as of March 31, 2024 and 2025 and for each of the years in the two-year period ended March 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
PCAOB ID: 3299

Hong Kong, China
August 15, 2025